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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-53413

                              PROSPECTUS SUPPLEMENT


                    SUPPLEMENT NO. 3 DATED FEBRUARY 10, 1999
                        TO PROSPECTUS DATED JULY 21, 1998
                                   RELATING TO

                       ACTION PERFORMANCE COMPANIES, INC.
                                  $100,000,000
                 4-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                           AND SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

      All capitalized terms used but not defined in this Prospectus Supplement ("Supplement No. 3") shall have the meanings set forth in the Prospectus dated July 21, 1998 (the "Prospectus") forming a part of the Registration Statement on Form S-3 (Registration No. 333-53413). Any cross references in this Supplement No. 3 refer to portions of the Prospectus.

      The purpose of this Supplement No. 3 is to provide additional information regarding the Selling Securityholders. In addition to the information with respect to the Selling Securityholders as set forth in the Prospectus and the prospectus supplements dated October 23, 1998 and November 16, 1998 (together, the "Supplements"), the following table sets forth (i) the amount of additional Notes beneficially owned by two Selling Securityholders as of February 10, 1999 (assuming no Notes have been sold as of such date) that may be offered for the account of such Selling Securityholders under the Prospectus, and (ii) the number of Conversion Shares beneficially owned by such Selling Securityholders as of February 10, 1999, that may be offered for the account of such Selling Securityholders under the Prospectus. Such information was obtained from the Selling Securityholders but has not been independently verified by the Company. Except as set forth below, the Selling Securityholders listed below did not have any material relationship with the Company, other than as a result of ownership of the Notes, within the three-year period ending on the date of this Supplement No. 3.

                                           PRINCIPAL       PERCENTAGE OF          NUMBER OF
                                           AMOUNT OF           TOTAL             CONVERSION         PERCENTAGE OF
            NAME OF                       NOTES THAT           NOTES             SHARES THAT        COMMON STOCK
    SELLING SECURITYHOLDERS               MAY BE SOLD       OUTSTANDING        MAY BE SOLD(1)      OUTSTANDING(2)
    ----------------------                -----------       -----------        --------------      --------------
NMS Services, Inc.(3)...............      $5,000,000             5.0%              103,734               *
NationsBanc Montgomery
   Securities LLC(4) ...............      $1,000,000             1.0%               20,746               *
----------------------------

*    Less than 1%

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholders into Common Stock at the initial conversion price of $48.20 per share. Except as otherwise indicated, also assumes that the Selling Securityholders or any future transferees, pledgees, donees or successors of or from such Selling Securityholders do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, the Company will pay cash in lieu of issuing fractional shares upon conversion of the Notes. See "Description of Notes -- Conversion Rights."
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(2)   Calculated based upon 16,848,146 shares of Common Stock outstanding as of
      February 9, 1999. In calculating the percentage of ownership, all shares of Common Stock that the identified person had the right to acquire upon conversion of such person's Notes are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) Represents Notes purchased by NMS Services, Inc. subsequent to the date of the Prospectus and the Supplements. NMS Services, Inc. is a wholly owned subsidiary of NationsBanc Montgomery Securities LLC, which previously sold Notes in the aggregate principal amount of $8,815,000 pursuant to the Prospectus and the Supplements. As of February 10, 1999, NationsBanc Montgomery Securities LLC beneficially owns $1,000,000 principal amount of Notes in addition to those held by NMS Services, Inc. See footnote 4.

(4) Represents Notes purchased by NationsBanc Montgomery Securities LLC subsequent to the date of the Prospectus and the Supplements. NationsBanc Montgomery Securities LLC previously sold Notes in the aggregate principal amount of $8,815,000 pursuant to the Prospectus and the Supplements. As of February 10, 1999, NationsBanc Montgomery Securities LLC owned Notes in the aggregate principal amount of $1,000,000, all of which may be sold under the Prospectus and this Supplement No. 3, in addition to the Notes held by NMS Services, Inc. See footnote 3. NationsBanc Montgomery Securities LLC acted as the lead underwriter in the Company's secondary public offering of Common Stock in June 1997 and as an Initial Purchaser in the March 1998 private placement of the Notes.

      The Selling Securityholders may, pursuant to the Prospectus, the Supplements, and this Supplement No. 3, offer all or some portion of the Notes and Conversion Shares they presently hold or, with respect to the Conversion Shares, have the right to acquire upon conversion of such Notes. Although each of the Selling Securityholders is assumed to be selling all of the Notes or Conversion Shares beneficially owned by such person, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, since the date on which they provided the information regarding their Notes and Conversion Shares, the Selling Securityholders identified in the Prospectus, the Supplements, or this Supplement No. 3 may have sold, transferred or otherwise disposed of all or a portion of their Notes and Conversion Shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

      Only those Selling Securityholders identified above and in the Prospectus and the Supplements who beneficially own the Notes and Conversion Shares set forth opposite each such Selling Securityholder's name may sell such Notes and Conversion Shares pursuant to the Prospectus, the Supplements, and this Supplement No. 3. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in additional supplements to the Prospectus.


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